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                                                                     EXHIBIT 5.1


                     [LETTERHEAD OF CAHILL GORDON & REINDEL]


                                  May 4, 1998




Atlas Air, Inc.
538 Commons Drive
Golden, Colorado 80401

                                                                  (212) 701-3000


Ladies and Gentlemen:


                  We have examined a copy of the Registration Statement on Form S-4 (No. 333- ) (the "Registration Statement"), filed by Atlas Air, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") on May 4, 1998 and relating to the registration pursuant to the provisions of the Securities Act of 1933, as amended (the "Act"), of Pass Through Certificates, Series 1998-1 in the principal amount of $538,915,000 (the "New Certificates"). The New Certificates, which upon the effectiveness of the Registration Statement will be registered under the Act, will be issued in exchange for a like principal amount of the outstanding Pass Through Certificates, Series 1998-1 (the "Old Certificates"), which are not registered under the Act. Each of the New Certificates represents a fractional undivided interest in one of the three Atlas Air 1998-1 Pass Through Trusts (the "Trusts") and will be issued pursuant to three separate Pass Through Trust Agreements (collectively, the "Pass Through Trust Agreements") dated as of February 9, 1998, between the Company and Wilmington Trust Company. In rendering this opinion, we have reviewed such documents and made such investigations as we have deemed appropriate.

                  Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the New Certificates have been duly executed and authenticated in accordance with the Pass Through Trust Agreements, and duly issued and delivered by the Trusts in exchange for an equal principal amount of Old Certificates pursuant to the terms of the Registration Rights Agreement filed as an ex-
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hibit to the Registration Statement, the New Certificates will be legal, valid, binding and enforceable obligations of the applicable Trust, entitled to the benefits of the applicable Pass Through Trust Agreement, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

                  We are members of the bar of the State of New York and do not purport to be experts in, or to express any opinion concerning, the laws of any jurisdiction other than the law of the State of New York, the Delaware General Corporation Law and the federal laws of the United States of America.

                  Neither this opinion nor any part hereof may be delivered to, used or relied upon by any person other than you without our prior written consent.

                  We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement and related prospectus. Our consent to such reference does not constitute a consent under Section 7 of the Securities Act, and in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons who consent is required under said Section 7 or under the rules and regulations of the Commission thereunder.

                                       Very truly yours,


                                       /s/ CAHILL GORDON & REINDEL
                                       ----------------------------------------
                                       Cahill Gordon & Reindel